Pricing Supplement No. 2033R
To underlying supplement No. 2 dated September 28, 2012,
product supplement R dated November 7, 2012,
prospectus supplement dated September 28, 2012 and
prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated May 30, 2014; Rule 424(b)(2)

Deutsche Bank AG
$7,500,000 12-Month Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return due June 5, 2015

General
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The securities are designed for investors who seek a return, which may be positive, zero or negative, linked to the performance of the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return (the “Index”), which is based on the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return (the “Underlying Index”). The Underlying Index is composed of futures contracts on six commodities – Heating Oil, Crude Oil, Aluminum, Gold, Wheat and Corn – and systematically adjusts their weighting in the Underlying Index to assign higher weights to those commodities trading in a lower price range and lower weights to those commodities trading in a higher price range, in each case, based on the difference between their one-year and five-year moving average prices. If the level of the Index decreases or does not increase sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return, you will lose some or all of your initial investment. Any payment at maturity or upon an early redemption (including any coupon payment) is subject to the ability of the Issuer to pay its obligations as they become due.

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The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at a rate equal to the greater of (i) 1-month USD LIBOR (as defined below) less 0.25% and (ii) 0.00%.

•	Senior unsecured obligations of Deutsche Bank AG due June 5, 2015.
•	Minimum purchase of $10,000. Minimum denominations of $10,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on May 30, 2014 (the “Trade Date”) and are expected to settle on June 4, 2014 (the “Settlement Date”).
•	After the Trade Date, but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return (Bloomberg: DBLCMPUT Index <GO>)
Coupon:
Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 unadjusted day count convention; provided that the Coupon will not accrue on or after an Early Redemption Payment Date. The “Coupon Rate” for each Coupon Period will be the greater of (i) LIBOR (for such Coupon Period) less 0.25% and (ii) 0.00%. For the initial Coupon Period, the Coupon Rate will be 0.00%.

In the case of an Early Redemption at Holder’s Option, you will receive on the applicable Early Redemption Payment Date any accrued but unpaid Coupon to (but excluding) such Early Redemption Payment Date.

Coupon Period:	The period from (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
The 5th of each month beginning on July 5, 2014 and ending on the Maturity Date. If any Coupon Payment Date is not a business day, the Coupon will be paid on the first following day that is a business day, but no adjustment will be made to the Coupon Period, and no additional Coupon will accrue.

Redemption Amount:
Upon early redemption or at maturity, you will receive a cash payment on the Maturity Date or the Early Redemption Payment Date, as applicable, per $10,000 Face Amount of securities, determined on the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable, equal to:
$10,000 + [$10,000 × (Index Return – TBill Return – Adjustment Factor)]

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$7,500,000.00	$0.00	$7,500,000.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$7,500,000.00	$966.00

Deutsche Bank Securities
May 30, 2014

(Key Terms continued from previous page)
Redemption Amount (continued):
Your investment will be fully exposed to any decline in the level of the Index. If the Final Level on the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% by which the Final Level is less than the Initial Level. In addition, the Adjustment Factor will reduce your return by approximately 0.85% for each year the securities remain outstanding and the deduction of the TBill Return will also reduce your return, in each case, regardless of whether the level of the Index increases or decreases. In no event will the Redemption Amount be less than zero.

You may lose some or all of your investment at maturity or upon an early redemption. Even if the level of the Index does not decline, you will lose some of your investment if the level of the Index does not increase sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return. Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
	Final Level Initial Level	– 1
LIBOR:
The rate for deposits in U.S. dollars (the “Designated LIBOR Currency”) for the designated period, which appears as of 11:00 a.m., London time, on the relevant interest determination date, on the Designated LIBOR Page. If LIBOR is not available on the Designated LIBOR Page, see “Alternatives for Determining LIBOR.”

The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month.

The “Designated LIBOR Page” is Reuters Page LIBOR01, or, if LIBOR does not appear on Reuters Page LIBOR01, such other page as may replace Reuters Page LIBOR01 on Reuters or such other successor service or services for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.

The “interest determination date” is the second London Banking Day preceding the start of the relevant Coupon Period.

A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Alternatives for Determining LIBOR:
If LIBOR is not available on the Designated LIBOR Page on an interest determination date, the calculation agent will request the principal London offices of each of four major reference banks (which may include us or our affiliates) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the designated period, commencing on the Coupon Payment Date immediately following the relevant interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such interest determination date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of such quotations.

If fewer than two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center, on such interest determination date by three major banks (which may be us or our affiliates) in such principal financial center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, having the designated period and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time.

If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding Coupon Period, or, if there was no preceding  Coupon Period, the rate of coupon payable will be the Coupon Rate for the initial Coupon Period.

Adjustment Factor:
(0.0085 x (Days/365)), where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable.

TBill Return:

“t” is any business day from and including the business day following the Trade Date (t = 1) to, but excluding, the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable.

“N” is the number of business days from and including the business day following the Trade Date (t = 1) to, but excluding, the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable.

“CDays” is the number of calendar days from and including the prior business day to, but excluding, the current business day.

“3MR(t-1)” is, on any business day, “t” the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such business day on which such rate was published, expressed as a money market rate.

(Key Terms continued from previous page)
Early Redemption at Holder’s Option:
You will have the right on any trading day from and after the Trade Date to, but excluding, June 2, 2015, by written notice in the form entitled “Notice of Early Redemption” (attached hereto as Annex A) to the Issuer, to require the Issuer to redeem all or a portion of the securities held by you; provided that in the case of redemption of only a portion of your securities, any such redemption shall be in integral multiples of the Face Amount.

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m., New York City time. In order to request that we redeem your securities on any Early Redemption Payment Date, you must also (i) instruct your DTC custodian with respect to the securities to book a delivery versus payment trade with respect to your securities on the relevant Early Redemption Valuation Date at a price equal to the applicable Redemption Amount, and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am., New York City time on the Early Redemption Payment Date.

Because the securities are represented by a global security, owned by The Depository Trust Company (“DTC”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify DTC of your desire to exercise the early redemption right. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

Early Redemption Valuation Date:	An Early Redemption Valuation Date for an Early Redemption at Holder’s Option will be the trading day on which such Early Redemption at Holder’s Option becomes effective.
Early Redemption Payment Date:	The third business day after the relevant Early Redemption Valuation Date.
Initial Level†:	921.39050, equal to the closing level of the Index on the Trade Date
Final Level†:	The closing level of the Index on the Final Valuation Date or an Early Redemption Valuation Date, as applicable
Trade Date:	May 30, 2014
Settlement Date:	June 4, 2014
Final Valuation Date:	June 2, 2015
Maturity Date††:	June 5, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RKL6
ISIN:	US25152RKL68

† Subject to adjustment as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

†† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with underlying supplement No. 2 dated September 28, 2012, product supplement R dated November 7, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 2 dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005098/crt-dp33169_424b2.pdf

•	Product supplement R dated November 7, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005975/crt-dp34124_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

All references to “Early Redemption at Holder’s Option” in this pricing supplement shall be deemed to refer to “Redemption at Option of the Holder,” as defined in the accompanying product supplement. If no relevant Underlying Index Constituent (as defined below) is specified, “trading day” means a trading day (as defined in the accompanying product supplement) with respect to any Underlying Index Constituent.

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Redemption Amount on the Securities, Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 Face Amount of securities, for a hypothetical range of performances for the Index from -100% to +100%. The hypothetical Redemption Amounts set forth below assume a period of 368 calendar days from the Trade Date to the Final Valuation Date, a hypothetical TBill Return of 0.10% from the Trade Date to the Final Valuation Date and an Adjustment Factor equal to (0.0085 × (Days / 365)). The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be determined on the Final Valuation Date or Early Redemption Valuation Date, as applicable. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of this table and the first three examples below, it is assumed that an Early Redemption at Holder’s Option does not occur.

Index Return (%)	Adjustment Factor (%)	TBill Return (%)	Redemption Amount ($)	Return on Securities (%)
100.00%	0.86%	0.10%	$19,904.30	99.04%
90.00%	0.86%	0.10%	$18,904.30	89.04%
80.00%	0.86%	0.10%	$17,904.30	79.04%
70.00%	0.86%	0.10%	$16,904.30	69.04%
60.00%	0.86%	0.10%	$15,904.30	59.04%
50.00%	0.86%	0.10%	$14,904.30	49.04%
40.00%	0.86%	0.10%	$13,904.30	39.04%
30.00%	0.86%	0.10%	$12,904.30	29.04%
20.00%	0.86%	0.10%	$11,904.30	19.04%
10.00%	0.86%	0.10%	$10,904.30	9.04%
0.00%	0.86%	0.10%	$9,904.30	-0.96%
-10.00%	0.86%	0.10%	$8,904.30	-10.96%
-20.00%	0.86%	0.10%	$7,904.30	-20.96%
-30.00%	0.86%	0.10%	$6,904.30	-30.96%
-40.00%	0.86%	0.10%	$5,904.30	-40.96%
-50.00%	0.86%	0.10%	$4,904.30	-50.96%
-60.00%	0.86%	0.10%	$3,904.30	-60.96%
-70.00%	0.86%	0.10%	$2,904.30	-70.96%
-80.00%	0.86%	0.10%	$1,904.30	-80.96%
-90.00%	0.86%	0.10%	$904.30	-90.96%
-100.00%	0.86%	0.10%	$0.00	-100.00%

Hypothetical Examples of Redemption Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level is greater than the Initial Level, resulting in an Index Return of 50.00%. If the Index Return is 50.00%, assuming a period of 368 calendar days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $14,904.30 per $10,000 Face Amount of securities, representing a return on the securities of approximately 49.04%, calculated as follows:

$10,000 + [$10,000 × (Index Return – TBill Return – Adjustment Factor)]

$10,000 + [$10,000 x (50.00% – 0.0010 - (0.0085 x (368/365)))] = $14,904.30

Example 2: The Final Level is equal to the Initial Level, resulting in an Index Return of 0.00%. If the Index Return is 0.00%, the investor will receive a Redemption Amount that is less than $10,000 per $10,000 Face Amount of securities due to the deduction of the Adjustment Factor and the TBill Return. Assuming a period of 368 calendar days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $9,904.30 per $10,000 Face Amount of securities, representing a return on the securities of approximately -0.96%, calculated as follows:

$10,000 + [$10,000 × (Index Return – TBill Return – Adjustment Factor)]

$10,000 + [$10,000 x (0.00% – 0.0010 - (0.0085 x (368/365)))] = $9,904.30

Example 3: The Final Level is less than the Initial Level, resulting in an Index Return of -30.00%. If the Index Return is -30.00%, the investor will lose approximately 30.96% of its initial investment due to the exposure to the Index performance and the deduction of the Adjustment Factor and the TBill Return. Assuming a period of 368 calendar days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $6,904.30 per $10,000 Face Amount of securities, representing a return on the securities of approximately -30.96%, calculated as follows:

$10,000 + [$10,000 × (Index Return – TBill Return – Adjustment Factor)]

$10,000 + [$10,000 x (-30.00% – 0.0010 - (0.0085 x (368/365)))] = $6,904.30

The following two examples assume that a notice of Early Redemption at Holder’s Option is received by the Issuer on June 13, 2014 at or before 10:00am, 14 calendar days after the Trade Date, in which case June 13, 2014 is the Early Redemption Valuation Date and June 18, 2014 is the Early Redemption Payment Date. The examples assume a hypothetical TBill Return of 0.01% from the Trade Date to the Early Redemption Valuation Date.

Example 4: The Final Level is greater than the Initial Level, resulting in an Index Return of 50.00%. The investor will receive a Redemption Amount of $14,995.74 per $10,000 Face Amount of securities on the applicable Early Redemption Payment Date, representing a return on the securities of approximately 49.96%, calculated as follows:

$10,000 + [$10,000 × (Index Return – TBill Return – Adjustment Factor)]

$10,000 + [$10,000 ×  (50.00% – 0.0001 – (0.0085 x (14/365)))] = $14,995.74

In this example, the Redemption Amount is greater than the Redemption Amount in Example 1 (where the securities are held to maturity) because the Adjustment Factor and TBill Return accrue over 14 calendar days instead of 368 calendar days.

Example 5: The Final Level is less than the Initial Level resulting in an Index Return of -30.00%. The investor will receive a Redemption Amount of $6,995.74 per $10,000 Face Amount of securities on the applicable Early Redemption Payment Date, representing a return on the securities of approximately -30.04%, calculated as follows:

$10,000 + [$10,000 × (Index Return – TBill Return – Adjustment Factor)]

$10,000 + [$10,000 ×  (-30.00% – 0.0001 – (0.0085 x (14/365)))] = $6,995.74

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity) because the Adjustment Factor and TBill Return accrue over 14 calendar days instead of 368 calendar days.

Selected Purchase Considerations

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THE PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTIONWILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — The Redemption Amount payable at maturity or upon an early redemption will be reduced by the Adjustment Factor by approximately 0.85% per annum. In addition, the Redemption Amount is subject to the deduction of the TBill Return. Because each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable, both will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on the relevant Early Redemption Valuation Date, as applicable, is greater than, equal to or less than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION PLUS™ TOTAL RETURN — The return on the securities, which may be positive or negative,  is linked to the performance of the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Total Return (the “Index”), which is based on the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return (the “Underlying Index”). The Underlying Index is composed of futures contracts (the “Underlying Index Constituents”) on six commodities — Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn  and systematically adjusts their weighting in the Underlying Index to assign higher weights to those commodities trading in a lower price range and lower weights to those commodities trading in a higher price range, in each case, based on the difference between their one-year and five-year moving average prices. Because futures contracts specify a certain date for delivery of the underlying commodity, the futures contract composing the Underlying Index will change over time, as expiring contracts are replaced by contracts with later expiration dates. Consequently, the Underlying Index reflects the return of the futures contracts included in the Underlying Index and also the positive or negative impact of “rolling” hypothetical positions in such contracts forward as they approach delivery. The Index’s closing level is calculated on a “total return” basis and is designed to reflect a momentum strategy of investing fully or partially in the Underlying Index according to a formula that measures how the Underlying Index has performed during the previous twelve months

On May 30, 2014, the Index was 50.00% invested in the Underlying Index, and the Instrument Amounts for the exchange traded instruments relating to the respective Underlying Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Heating Oil	NYMEX	11.18%
Crude Oil	NYMEX	19.56%
Aluminum	LME	23.19%
Gold	COMEX	13.74%
Wheat	CBOT	11.46%
Corn	CBOT	20.87%

For more information on the Index and the Underlying Index, including its calculation methodology, see “The Deutsche Bank Liquid Commodity Index – Mean Reversion™” in underlying supplement No. 2. Terms relating to the Index and the Underlying Index used but not defined in this pricing supplement are defined in underlying supplement No. 2.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result In Acceleration of the Securities” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Levels of the Underlying Index and the Index and the Value of the Securities” in this pricing supplement for more information.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities, if any, for information reporting and withholding, we expect to treat a security for U.S. federal income tax purposes as a prepaid financial contract that is not debt, with associated coupons, with the consequences described below. Our special tax counsel, Davis Polk & Wardwell LLP, believes that this treatment is reasonable, but has advised that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. Generally, if this treatment is respected, upon a taxable disposition of a security (including at maturity or upon early redemption), you should recognize gain or loss equal to the difference between the amount you realize (other than any Coupon payment or proceeds attributable to an accrued Coupon) and the amount you paid to acquire the security. Your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the security for more than one year. In determining our information reporting responsibilities, if any, we intend to treat Coupon payments to U.S. holders (and any sales proceeds attributable to an accrued but unpaid Coupon) as ordinary income. Insofar as we have responsibility as a withholding agent, we expect to treat any Coupon payments on the securities (and any sales proceeds attributable to an accrued but unpaid Coupon) made to a non-U.S. holder as U.S.-source income subject to withholding at a rate of 30% absent a claim for an exemption or reduction under an applicable income tax treaty.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a security, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the components of the Underlying Index. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the level of the Index, measured from the Initial Level to the Final Level, determined on the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable. Accordingly, you could lose up to $10,000 for each $10,000 that you invest. Payment of any amount at maturity or upon an early redemption is subject to our ability to meet our obligations as they become due. Even if the Index does not decline, you will lose some of your investment if the level of the Index does not increase sufficiently to offset the deduction of the Adjustment Factor and the TBill Return.

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THE PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTIONIS REDUCED BY THE INCLUSION OF THE ADJUSTMENT FACTOR AND THE DEDUCTION OF THE TBILL RETURN — The payment at maturity or upon an early redemption will be reduced by approximately 0.85% per annum. The deduction of the TBill Return will further reduce the payment at maturity or upon an early redemption. Each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable, and will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on the relevant Early Redemption Valuation Date, as applicable, is greater than, equal to or less than the Initial Level.

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THE RETURN ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The return on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. You will receive a positive return on your investment only if the Final Level on the Final Valuation Date or the relevant Early Redemption Valuation Date exceeds the Initial Level by an amount sufficient to offset the effect of the Adjustment Factor and the deduction of the TBill Return. If the Final Level on the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable, is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor and the TBill Return. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor and the TBill Return, the return on the securities may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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PAYMENTS ON THE SECURITIES ARE SUBJECT TO DEUTSCHE BANK AG’S CREDITWORTHINESS — The securities are unsecured and unsubordinated obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire initial investment.

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THE INDEX MAY NOT FULLY REFLECT ANY APPRECIATION OF THE UNDERLYING INDEX, AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX — The Index takes the strategy of investing fully or partially in the Underlying Index based on the view that the Underlying Index exhibits momentum. The proportion of the Index invested in the Underlying Index, which we refer to as the “Index Weight,” is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the securities from the decline in the Underlying Index. Unless the Index Weight is 0%, the Index will participate at least partially in any decline in the Underlying Index.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your securities prior to maturity. The amount due and payable on the securities upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE LEVELS OF THE UNDERLYING INDEX AND THE INDEX AND THE VALUE OF THE SECURITIES — Commodity futures contracts that may compose the Underlying Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the level of the Underlying Index and the Index. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, provided the Commodity Futures Trading Commission (the “CFTC”) with additional authority to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. Such rules may cause a Commodity Hedging Disruption Event to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the securities. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the futures contracts composing the Underlying Index. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required to, sell their positions in such futures contracts composing the Underlying Index. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such futures contracts composing the Underlying Index and therefore, the levels of the Underlying Index and, if the Index has an Index Weight in the Underlying Index greater than 0%, the Index and the value of the securities.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE UNDERLYING INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Index may reduce the performance of the Underlying Index, and therefore the performance of the Index, as a whole. Additionally, when the Index is not fully invested in the Underlying Index, the Index performance will not fully reflect the performance of the Underlying Index. The degree to which the Index performance reflects the Underlying Index is based on how the Underlying Index has performed over the past year, which may not accurately predict how the Underlying Index will perform in the future.

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ADJUSTMENTS TO THE WEIGHTS OF THE UNDERLYING INDEX CONSTITUENTS MAY LIMIT THE INDEX RETURN AND, CONSEQUENTLY, THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Underlying Index may require adjustments to the weights of the Underlying Index Constituents. In particular, the weight of an Underlying Index Constituent may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Underlying Index during certain periods and could adversely affect the return on the Underlying Index, and, potentially, the Index Return. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ – Determining the Instrument Amount on a DBLCI Rebalancing Day” in underlying supplement No. 2.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE COMMODITIES INCLUDED IN THE UNDERLYING INDEX — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Underlying Index may have.

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THE SPONSOR OF THE INDEX AND UNDERLYING INDEX HAS DISCRETION TO ADJUST THE METHODOLOGIES OF THE INDEX AND UNDERLYING INDEX — During the term of the securities, the sponsor of the Index and Underlying Index (the “Index Sponsor”) may modify the methodologies used to determine the Index and/or the Underlying Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Underlying Index Constituent or commodities included in the Underlying Index). See “The Deutsche Bank Liquid Commodity Index – Change in the Methodology of the Indices” in underlying supplement No. 2.

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THE CORRELATION AMONG THE UNDERLYING INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Underlying Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Underlying Index Constituents changes, the value of the securities may be adversely affected.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDEX WILL LIKELY ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the Underlying Index Constituents near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December may specify a January expiration. As that contract nears expiration, it may be replaced by selling the January contract and purchasing the contract expiring in March. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January contract would take place at a price that is higher than the price at which the March contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Underlying Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Underlying Index and, if the Index has an Index Weight in the Underlying Index greater than 0%, the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Underlying Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Underlying Index and, if the Index has an Index Weight in the Underlying Index greater than 0%, the Index and, accordingly, decrease the value of your securities.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Index may reduce the performance of the Index as a whole.

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THE PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Market prices of commodities and commodity futures contracts are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Market prices of commodities and commodity futures contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in the price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the values of the related futures contracts composing the Underlying Index and, as a result, the level of the Index, the value of the securities and any payments you may receive in respect of the securities.

•	THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE COMMODITY PRICES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Underlying Index may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, some emerging market nations have undergone significant political, economic and social upheaval. In such cases, far-reaching changes have resulted in constitutional and social tensions and in such cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, appropriation or confiscation, political changes, government regulation and social instability. Future political instability may adversely affect the economic conditions of an emerging market nation. Political or economic instability is likely to adversely impact the levels of the Underlying Index and, if the Index has an Index Weight in the Underlying Index greater than 0%, the Index and, potentially, the return on your investment and the value of the securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a particular day or over a period of days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date or the relevant Early Redemption Valuation Date, as applicable, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and, consequently, the Redemption Amount, could be adversely affected.

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IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE UNDERLYING INDEX OR THE UNDERLYING INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, would likely have an adverse effect on the levels of the Underlying Index and, if the Index has an Index Weight in the Underlying Index greater than 0%, the Index and, therefore, on the return on your securities. Limited liquidity relating to the Underlying Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the calculation agent in determining the Final Level could adversely affect the value of the securities which, in turn, could result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the levels of the Underlying Index and the Index and, therefore, the value of the securities.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index, which reflects the return on futures contracts on six different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — While we expect that, generally, the levels of the Index and the Underlying Index will affect the value of the securities more than other factors, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	trends of supply and demand for the commodities included in the Underlying Index and the Underlying Index Constituents;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Underlying Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Underlying Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Underlying Index and the Index and the value of the securities. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX AND UNDERLYING INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the Index Sponsor and the calculation agent for the Index and Underlying Index. We, as calculation agent for the securities, will determine whether there has been a market disruption event with respect to the Index or the Underlying Index Constituents or a Commodity Hedging Disruption Event with respect to the securities.  In such event, we may use an alternate method to calculate the closing level of the Index, including the Initial Level and the Final Level, and the payment due on the securities. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and Underlying Index, and we maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index or the Underlying Index in the event the regular means of determining the Index or Underlying Index is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure Event (as defined in underlying supplement No. 2) relating to the Index. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities, the Underlying Index or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Index Sponsor of the Index and Underlying Index and the calculation agent for the Index and Underlying Index may affect the Redemption Amount, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt with associated coupon payments. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the retrospective and historical performance of the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return and the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return based on the respective daily closing levels of the Index and the Underlying Index from May 23, 2004 through May 23, 2014.

The Index was launched on June 20, 2007. The historical performance data below from June 20, 2007 through May 23, 2014 represent the actual performance of the Index. The performance data prior to June 20, 2007, as indicated by the vertical line in the graph below, reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on May 30, 2014 was 921.39050 and the closing level of the Underlying Index on May 23, 2014 was 1,613.41797. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to June 20, 2007. Accordingly, the results shown before June 20, 2007 are hypothetical and do not reflect actual returns. Hypothetical or simulated performance results have inherent limitations. Unlike an actual performance, hypothetical results are achieved by means of retroactive application of the index methodology designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any portion of your initial investment. We obtained the closing levels of the Index and Underlying Index below from Bloomberg.

Additional Terms of the Securities

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. In the event DBSI offers to purchase securities in the secondary market, DBSI anticipates that its purchase price will be based on the Redemption Amount calculated as if the date of repurchase was the Final Valuation Date, less a fee equal to 0.50% times the Face Amount, subject to adjustments deemed appropriate by DBSI in its sole discretion to reflect, among other things, then current market conditions and liquidity.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”), acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: Commodity Structuring Desk, New York

jatin.bindal@db.com, amit.garg@db.com, prateek.jain@db.com, james.fordham@db.com

Subject: 12-MONTH MARKET CONTRIBUTION SECURITIES LINKED TO THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION PLUS™ TOTAL RETURN DUE JUNE 5, 2015 (CUSIP No.: 25152RKL6)

The undersigned hereby irrevocably elects to exercise the right to have Deutsche Bank AG, London Branch redeem certain securities described in pricing supplement no. 2033R dated May 30, 2014.

Terms used and not defined in this notice have the meanings given to them in the pricing supplement relating to the securities.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the securities (specified below) on the relevant Early Redemption Valuation Date to book a delivery versus payment trade with respect to the number of securities specified below at a price per securities equal to the applicable Redemption Amount and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am., New York City time on the applicable Early Redemption Payment Date.

Name of holder:

Aggregate Face Amount of the securities to be redeemed (in integral multiples of the Face Amount):

Aggregate Face Amount of the securities to remain outstanding:

DTC # (and any relevant sub-account):

Date: _________, 20__

Contact Name:
Telephone #:
Fax #:
Email:

Acknowledgement: I acknowledge that the securities specified above will not be redeemed unless all of the requirements specified in the accompanying prospectus supplement, prospectus and the pricing supplement relating to the securities are satisfied.

If the undersigned is not the beneficial owner of the securities to be early redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Questions regarding the repurchase requirements of your securities should be directed to the e-mail addresses provided above.